EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES NOVEMBER CASH DISTRIBUTION

    Dallas, Texas, November 19, 2007 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.098876 per unit, payable on December 14, 2007, to unitholders of record on November 30, 2007. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in September.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,335,000	78,000	$ 4.40

Prior Month Distribution	2,427,000	78,000	$ 5.09

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that nine wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $3,750,000, production expense of $1,903,000 and overhead of $776,000 in determining the royalty payment to the Trust for the month of November.

Other

    XTO Energy has advised the trustee that scheduled pipeline maintenance, near maximum capacity utilization on pipelines moving gas out of the Rocky Mountain region and moderate regional demand have led to lower realized gas prices for production in this region, resulting in lower monthly trust distributions. Significantly lower September gas prices in the Rocky Mountain region caused costs to exceed revenues on properties underlying the Wyoming net profits interests for the current month distribution. These excess costs did not reduce net proceeds from the remaining conveyances.  Lower gas prices continued for October 2007 in the Rocky Mountain region and costs are expected to exceed revenues on the Wyoming conveyance for the December 2007 distribution. With current pipeline expansions not projected for completion until early 2008, the downward pressure on realized gas prices and monthly distributions is expected to continue over the near term.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800

Statements made in this press release, including those related to the continuation of costs exceeding revenues on the Wyoming conveyance, completion of pipeline expansions and future realized gas prices and monthly trust distributions, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by this reference as though fully set forth herein. Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.